Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 15, 2016 with respect to the combined financial statements of the Sunoco Retail Businesses as of December 31, 2014, and for the period from September 1, 2014 through December 31, 2014, included in the Current Report on Form 8-K dated July 15, 2016 of Sunoco LP, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

July 22, 2016